Exhibit 4.8-B


                            CERTIFICATE OF AMENDMENT
                                       TO
                              CERTIFICATE OF TRUST
                                       OF
                       SOUTHERN COMPANY CAPITAL TRUST VIII

     THIS Certificate of Amendment of Southern Company Capital Trust VIII (the "Trust") is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of the Trust under the Delaware Statutory Trust Act (12 Del. C. ss. 3801 et seq.).

     1. Name. The name of the Trust is Southern Company Capital Trust VIII.

     2. Amendment of Certificate of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name and business address of the trustee of the Trust in the State of Delaware to: The Bank of New York (Delaware), 100 White Clay Center, Route 273, Newark, Delaware 19711.

     3. Effective Date. This Certificate of Amendment shall be effective upon filing.

     IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment.

                                    THE BANK OF NEW YORK
                                   (DELAWARE), not in its individual
                                    capacity but solely as trustee



                                    By:   /s/Kristine Gullo
                                    Name: Kristine K. Gullo
                                    Title: Vice President